MARCO OPHTHALMIC, INC.
                    AUTHORIZED DISTRIBUTOR AGREEMENT

     This Agreement made effective as of July 1, 1992 (the "Effective Date") by and between MARCO OPHTHALMIC, INC., a Florida corporation ("Marco") having its principal place of business at 11825 Central Parkway, Jacksonville, Florida 32216 and the party who has executed this Agreement as Distributor (the "Distributor") whose address is set forth following Distributor's signature hereto.

     In order to set forth and formalize the understanding between Marco and the Distributor, and in consideration of the mutual covenants set forth below and other good and valuable consideration Marco and Distributor agree as follows:

     l. The Distributor and Products Covered by This Agreement. Marco appoints Distributor as an authorized nonexclusive distributor to distribute Marco ophthalmic instruments and equipment (the "Products") in the United States of America and its possessions as well as all other countries as may be agreed upon between Marco and the Distributor from time to time (the "Territory"). The Distributor agrees to operate as a distributor of the Products only at the locations set forth beneath Distributor's signature, unless Marco otherwise agrees in writing.

     2. Minimum Requirements. The Distributor agrees to purchase, from Marco a minimum of $200,000.00 (but not less than $80,000.00 during any consecutive six month period) of Products per calendar year at the appropriate dealer net prices prevailing from time to time. If the initial term of this Agreement is for less than a full calendar year, the minimum purchase requirement will be prorated on a monthly basis.

     3.  Inventory.   The Distributor is expected to inventory
sufficient quantities of the Products, representing a cross section of the Marco product line. To enable Marco to be informed of the current market situation, the Distributor agrees to furnish to Marco, upon request, an itemized list of Distributor's inventory of Products.

     4. Promotion. Distributor agrees to use best efforts to promote the sale of Products, to advertise and solicit sales for the Products, to prominently display and demonstrate the use of the products at trade shows and conventions and to maintain a designated display area for the Products at the Distributor's places of business within the Territory.

     5. Service Facilities. It is the Distributor's responsibility and obligation, at Distributor's sole cost and expense, to develop and maintain service facilities, trained service personnel and maintain an inventory of service parts adequate to provide service in accordance with the limited warranties Marco may, but will not be obligated to provide, and in compliance with normal trade practices for the products heretofore and hereafter sold by the Distributor. In order to be familiar with technical characteristics and parameters of the Products, the Distributor shall, at Distributor's sole cost and expense, send technical or sales personnel to the Marco sales and service seminars as required.

     6. Restriction. The Distributor shall not lease or sell the Products to any non-authorized distributor or sub-dealer for lease or resale within the Territory.

     7. Territorial Limitation. The Distributor will not solicit business for the Products outside of the limits of the Territory.

     8. Distributor Handbook. Marco has published, and will, from time to time, revise and update a "Distributor Handbook" a copy of which has been previously furnished to the Distributor. The Distributor agrees to abide by all of the terms of the Distributor Handbook, and to all revisions and updates to the same, if provided to the Distributor.

     9. Prices. Prices for products on sales by Marco to Distributor will be as determined from time to time by Marco. All prices are FOB Marco's principal place of business as set forth above.

     10. Payment.

          A. Payment for Products purchased will be in accordance with the terms provided in the Distributor Handbook.

          B. Distributor grants Marco a security interest in the Products, and any proceeds therefrom, to secure payment in full of all indebtedness of Distributor to Marco, whether now or later created as well as all sums due by Distributor to Marco under this Agreement and all obligations of Distributor to Marco pursuant to this Agreement (including, but not limited to, Paragraph 10C hereof). If the Distributor defaults under this Agreement, Marco will be entitled to all the remedies of a secured party under the Uniform Commercial Code of the State of Florida. Distributor grants Marco an irrevocable power of attorney to execute, and to file with the appropriate governmental authority, any and all financing statements (and other documents) on behalf of Distributor necessary to perfect Macro's security interest in the Products. In addition to any other remedy available to it, Marco may, upon Distributor's default in payment, enter upon Distributor's premises to peaceably take possession of the Products during normal business hours. If Marco is required to retain possession by judicial process, Distributor expressly waives any right to require Marco to post any security as a precondition to securing a judicial order granting immediate repossession. Marco may, in addition to any other remedies it may have, retain as rental all payments made pursuant to this Agreement to the extent such payments do not exceed the fair and reasonable rental charges for the Products.

          C. As Marco has a security interest in the Products, the Distributor shall keep the same insured against loss by fire, theft and all insurable risks or physical damage thereto to its full value in such insurance company as is satisfactory to Marco. All such policies of insurance shall provide that any loss thereunder shall be payable to the Distributor and Marco as their respective interests may appear. Copy of each such policy shall be furnished to Marco upon demand .

     11.  Relationship of the Parties and Indemnification.

          A. Nothing contained in this Agreement shall be construed to make the Distributor the agent for Marco for any purpose, and neither party hereto shall have any right whatsoever to incur any liabilities or obligations on behalf of or binding upon the other party except as provided in Paragraph 10B. The Distributor specifically agrees that it shall have no power or authority to represent Marco in any manner; that it will solicit orders for Products as an independent contractor in accordance with the terms and conditions of this Agreement; and that it will not at any time represent orally or in writing to any person or corporation or other business entity that it has any right, power or authority not expressly granted by this Agreement.

          B. Distributor agrees to hold Marco free and harmless from any loss, damage or cost, including legal expenses and counsel fees,that
 Marco becomes liable for by reason of (i) acts of the Distributor in marketing and servicing the products including, but not limited to, misrepresenting the terms of Macro's limited warranty to end-users, breach of warranties made by Distributor's personnel or agents and improper installation, support or maintenance of the Products, (ii) Distributor's failure to maintain service or pay for outstanding orders upon termination or cancellation of this Agreement in accordance with its terms and (iii) acts of third parties, such as the execution of liens and security interests, in relation to Products sold to the Distributor hereunder.

     12. Term. The term of this Agreement will begin when executed by all parties and expire on December 31 of such year. This Agreement shall automatically be renewed for consecutive one year terms unless either party elects not to renew, in which event written notice must be given not later than October 1, of the current year. In addition, either party may terminate this Agreement, with or without cause upon 90 days written notice to the other party.

     13. Conditions For Termination of Agreement by Marco. The Distributor understands that if Distributor becomes unable or unwilling to comply with the forgoing requirements that it will have made it impossible to continue a successful business relationship with Marco. Accordingly, if the Distributor fails to carry out any conditions of this Agreement then notwithstanding anything herein otherwise provided, the term of the Agreement is subject to cancellation by Marco effective upon giving a notice of cancellation.


     14.  Extension of Credit.   Nothing herein contained obligates
Marco to extend credit to the Distributor, it being understood and agreed that the extension of any credit shall be determined by Marco from time to time.

     15.  Integration.   The Agreement cancels any other agreement or
understanding which may exist between the Distributor and Marco affecting this Agreement, or related to the selling or servicing of the Products.

     16. Governing Law. This Agreement shall be governed by the laws of the State of Florida, except the conflict of laws provisions. Duval County, Florida will be the proper venue for any action brought hereunder.

     17. Attorney's Fees. In any dispute arising from this Agreement, the prevailing party will be entitled to recover all costs, including reasonable attorney's fees (through appeal, if necessary) from the other party.

     18. Notices. Notices required or permitted by this Agreement shall be in writing and will be deemed given and received (i) upon personal delivery to the president of the respective parties or if Distributor is an individual to such individual, or (ii) 3 days after mailing, certified mail, return receipt requested, postage prepaid to the addresses set forth in this Agreement or to any other address later provided, from time to time, by giving notice of the same to the other party.

     19. Misc. This Agreement shall not be construed against the party causing it to be prepared. The Distributor unconditionally guarantee the fulfillment of all of the Distributor's obligations under this Agreement, as the same may be amended or renewed from time to time, and the repayment of any sums now or later owed by the Distributor to Marco and with respect to such guarantee waive notice of nonpayment, and protest and acceptance and agree that Marco will not be required to sue the Distributor prior to enforcing this guarantee. Said guarantee maybe terminated only by written cancellation sent to Marco and will be effective only as to debts incurred subsequent to such notice.

                                   MARCO OPHTHALMIC, INC.,   (SEAL)
                                   a Florida corporation


                                   By:  David  Marco
                                        Its President


Distributor Name:        Franklin Ophthalmic Instruments Co., Inc.



By: (signature) Robert A. Davis

TITLE:    President and CEO